Exhibit 99.1

The Middleby Corporation Announces New Collective Bargaining Agreement at its Unionized Facility in Elgin, Illinois and End of a Work Stoppage

    ELGIN, Ill.--(BUSINESS WIRE)--July 30, 2007--The Middleby Corporation (NASDAQ: MIDD) announced that it has entered into a new collective bargaining agreement with its unionized workforce at its Elgin, Illinois manufacturing facility, ending a work stoppage at this facility that began on May 17, 2007 after the unionized workforce failed to ratify a final contract proposal of its expired collective bargaining agreement.

    The company manufactures its Middleby Marshall conveyor ovens at this facility. There are approximately 135 employees that participate in the union at the Elgin, Illinois facility. Net sales generated from this facility accounted for approximately 16% of the company's net sales in 2006.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), Houno(R), Jade(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), Nu-Vu(R), Alkar(R), RapidPak(R) and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets. In 2007 The Middleby Corporation was ranked #53 on the BusinessWeek list of Hot Growth Companies. In 2006 The Middleby Corporation was ranked #9 on the Forbes 200 Best Small Companies list.

    For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

    CONTACT: The Middleby Corporation
             Darcy Bretz, Investor and Public Relations,
             (847) 429-7756
             or
             Timothy Fitzgerald, Chief Financial Officer,
             (847) 429-7744